CURRENT REPORT FOR ISSUERS SUBJECT TO THE
1934 ACT REPORTING REQUIREMENTS

FORM 8-K

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Event:  October 11, 2013
(date of earliest event reported)

GREEN ENDEAVORS, INC.
(Exact name of registrant as specified in its charter)

Utah
(State or other jurisdiction of incorporation or organization)

000-54018 (Commission File Number)	27-3270121 (IRS Employer Identification Number)

59 West 100 South, Suite 200, Salt Lake City, Utah 84101
(Address of principal executive offices)

(801) 575-8073
(Registrant's telephone number, including area code)

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On October 11, 2013, the Company agreed with Asher Enterprises, Inc. to satisfy all remaining unsatisfied convertible notes held by Asher of that date.  The settlement between the parties provided for the complete release and satisfaction of the three remaining notes with outstanding balances, the notes are dated July 19, 2011, (original balance $25,000, remaining principal of $5,000) December 7, 2011 (original balance $22,500) and February 2, 2012, (original balance $42,500) including the mutual release by the Company and Asher of any and all claims, liabilities, damages, causes of action or otherwise that may exist arising from the said notes.  As a result of the agreement all principal and interest due under the terms of the three notes, including any penalties, are released.  The Company made a cash payment to Asher in the sum of $50,000 and has received each of the three above described original notes marked as “PAID” in exchange for the cash payment.  This satisfaction of the notes will result in the removal from the Company’s balance sheet of the derivative and underlying liabilities created by the notes as of October 11, 2013.

The notes were convertible into shares of common stock based the average of the lowest 3 bid prices over a 10 day period prior to conversion at nearly a 50% discount to that average low.   The derivative liability carried on the balance sheet as of June 30, 2013 was $214,554.  Most of this liability is attributable to the Asher Enterprises, Inc. convertible notes.  The settlement eliminated an estimated $250,000 in liabilities from the balance sheet which will be reflected in the fourth quarter of 2013 financial statements.  The settlement in effect prevented what may have been 10's of millions of shares hitting the market.

ITEM 9.01                      Financial Statements and Exhibits
The following exhibits are included as part of this report:

Exhibit No.	Page No.	Description

 N/A

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 14th day of October, 2013.

 Green Endeavors, Inc.

/s/ Richard Surber
Richard Surber, CEO & President